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                                                                   Exhibit 4.5

                            LIMITED RECOURSE NOTE

$321,000,000                                                St. Paul, Minnesota
                                                                 March 24, 1994

     FOR VALUE RECEIVED, Green Tree Manufactured Housing Net Interest Margin Finance Corp. I ("Maker") hereby promises to pay to the order of Green Tree Securitized Net Interest Margin Trust 1994-A or its successors or assigns, as the case may be ("Payee"), at St. Paul, Minnesota, or such other place as the Payee may from time to time designate in writing, the principal sum of Three-Hundred and Twenty-One Million Dollars ($321,000,000) (the "Principal Amount"), with interest (computed on the basis of a 360-day year of twelve 30-day months) at the rate of 6.90% per annum on the unpaid balance hereof until the Maturity Date (as defined below). All payments from whatever source shall be first applied to interest and then to principal.

     Accrued interest shall be payable on the 15th day (or if such day is not a business day, the next succeeding business day) of each month (except that the first payment shall be due on March 25, 1994), and continuing on the same day in each succeeding month, computed on the basis of a 360-day year of 30-day months. The principal due and payable on the Note prior to the Maturity Date shall be equal to all collections on the Fee Assets (together with any Inside Refinancing Payments and Repurchase Payments made by Green Tree pursuant to the Fee Assets Assignment) remitted to Maker on such Distribution Date, minus the accrued interest payable on such installment date. The interest due hereunder on March 25, 1994, shall be equal to interest accrued from January 15, 1994, and the principal payable hereunder on March 25, 1994 shall be equal to all collections on the Fee Assets (together with any Inside Refinancing Payments and Repurchase Payments made by Green Tree pursuant to the Fee Assets Assignment) remitted to Maker on March 24, 1994 after payment of the interest described above. The interest due hereunder on April 15, 1994 shall be equal to interest accrued from March 25, 1994 to April 15, 1994 on the unpaid balance of this Note, and the principal payable hereunder on April 15, 1994 shall be equal to all collections on the Fee Assets (together with any Inside Refinancing Payments and Repurchase Payments made by Green Tree pursuant to the Fee Assets Assignment) remitted to Maker on April 15, 1994, after payment of the interest described above.

     1.  Definitions.
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     All terms defined in the Trust Agreement or the Fee Assets Assignment (each as defined below) shall have the same meaning in this Note.  Whenever capitalized and used in this Note, the following words and phrases, unless otherwise specified, shall have the following meanings:
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     Fee Assets.  The Fee Assets shall have the meaning set forth in that
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certain Fee Assets Assignment, dated as of January 1, 1994, made by Green Tree in favor of Maker, plus any Inside Refinancing Payments and Repurchase Payments made by Green Tree pursuant to the Fee Assets Assignment.

     Fee Assets Assignment.  The Fee Assets Assignment, dated as of January 1,
     ---------------------
1994, made by Green Tree in favor of Maker, which transfers the Fee Assets to Maker.

     Green Tree.  Green Tree Financial Corporation, a Minnesota corporation, in
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its individual capacity and as seller of the Fee Assets to Maker.

     Maturity Date.  The earliest to occur of:
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          (i)    A declaration by Payee pursuant to Section 3.3 of this Note that the unpaid balance of the Principal Amount and any unpaid interest accrued thereon is immediately due and payable;

          (ii) A written declaration by Maker pursuant to the terms hereof that it desires to prepay this Note; and

          (iii)  The Distribution Date occurring in February 2004.

     Note.  This Limited Recourse Note, as the same may from time to time be
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amended.

     Trust Agreement.  The Trust Agreement, dated as of January 1, 1994, among
     ---------------
Maker, Green Tree Manufactured Housing Net Interest Margin Finance Corp. II and Wilmington Trust Company, as Trustee.

          2.     Prepayment; Payment.
                 --------------------

          2.1 Maker shall have the right to prepay this Note in whole but not in part, including all accrued but unpaid interest thereon, without penalty or premium, at any time after the unpaid balance of the Principal Amount has been reduced to 10% of the Principal Amount.

          2.2 Maker shall pay the unpaid balance of the Principal Amount on the Maturity Date.


          3.     Default.
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          3.1    An Event of Default means one of the following events:

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          (a)    default in the payment of interest due on any Distribution
     Date, and continuance of such default for a period of six months (allocated as provided in Section 3.2); or

          (b) failure to pay the entire Principal Amount on or before the Distribution Date occurring in February 2004.

          3.2 All payments applied to interest on this Note shall be deemed allocated first to interest unpaid with respect to all prior Distribution Dates (with interest accrued on the earliest Distribution Date being deemed paid first), and then to interest accrued with respect to the current Distribution Date.

          3.3 If an Event of Default shall have occurred and be continuing, Payee may, at Payee's option, declare the unpaid balance of the Principal Amount and any unpaid interest accrued thereon immediately due and payable.

          4.     Covenants.  Maker hereby covenants that all collections from
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the Fee Assets remitted to Maker by Green Tree pursuant to the terms of the Fee
Assets Assignment will be used to make timely payments of principal and interest on the Note.

          5.     Nonrecourse.  Notwithstanding the provisions of this Note, the
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Trust Agreement or any other document, this Note is a limited recourse obligation of Maker, and the payment of principal of or interest on the indebtedness evidenced hereby is payable solely from the Fee Assets (together with any Inside Refinancing Payments and Repurchase Payments made by Green
Tree pursuant to the Fee Assets Assignment), and Payee, by acceptance hereof, agrees to look solely to the Fee Assets (together with any Inside Refinancing Payments and Repurchase Payments made by Green Tree pursuant to the Fee Assets Assignment) for payment of such principal and interest. The foregoing shall not be deemed or construed to be a release of the indebtedness evidenced hereby or to in any way impair, limit or otherwise affect this Note, or any liens created on the Fee Assets (together with any Inside Refinancing Payments and Repurchase Payments made by Green Tree pursuant to the Fee Assets Assignment) as security for the payment of indebtedness evidenced or secured hereby and for the performance of the covenants in this Note, or prevent Payee from naming Maker, its successors or assigns, as a defendant in any action to enforce any remedy for an Event of Default, for payment of any such principal or interest, except as expressly provided herein.

          6.     Grant of Security Interest.  To secure payment of this Note,
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Maker has granted to Payee a security interest in the Fee Assets (together with any Inside Refinancing Payments and Repurchase Payments made by Green Tree pursuant to the Fee Assets Assignment) pursuant to the terms of the Security Agreement, dated as of March 24, 1994, between Maker and Payee (the "Security Agreement").

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          7.     Miscellaneous.
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          7.1    Maker hereby waives presentment for payment, notice of
dishonor, protest and notice of protest and, in the Event of Default hereunder, Maker agrees to pay all costs of collection, including reasonable attorneys' fees.

          7.2 No failure or delay by Payee to exercise any right or remedy under this Note shall waive such right or remedy.

          7.3 Maker hereby agrees that it shall not, for any reason, institute proceedings for the Payee to be adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against the Payee, or file a petition seeking or consenting to reorganization or relief under any applicable federal or state law relating to the bankruptcy of the Payee, or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Payee or a substantial part of the property of the Payee or cause or permit the Payee to make any assignment for the benefit of creditors, or admit in writing the inability of the Payee to pay its debts generally as they become due, or declare or effect a moratorium on the debt of the Payee or take any action in furtherance of any such action.

          7.4 This Note shall be governed by the laws of the State of Minnesota.

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          IN WITNESS WHEREOF, Maker has executed this Note as of the date first above written.


                                               GREEN TREE MANUFACTURED
                                                 HOUSING NET INTEREST MARGIN
                                                 FINANCE CORP. I


                                               By  _____________________________

                                                   Title:

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